Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-135849 and 333-168844) of Windstream Corporation of our report dated June 28, 2011, relating to the financial statements and supplemental schedule of the Windstream 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Little Rock, AR

June 28, 2011